Exhibit 99.1

CORONADO BIOSCIENCES REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2013

Burlington, MA – March 14, 2014 – Coronado Biosciences, Inc. (NASDAQ: CNDO) today announced its financial results for the fourth quarter and year ended December 31, 2013.

“Given the results of our TRUST-I Clinical Trial for Crohn’s Disease, we are evaluating clinical development plans for TSO,” said Dr. Lindsay A. Rosenwald, Coronado’s Chairman, President and CEO. “As part of our growth strategy, we plan to identify, evaluate and potentially in-license, acquire or invest in pharmaceutical and biotechnology products, technologies and/or companies. We may also from time to time consider financing existing or later-acquired products, technologies or companies through partnerships, joint ventures, direct financings, and/or public or private spin-outs. We believe these activities will diversify our product development and, over time, may enhance shareholder value through potential royalty, milestone and equity payments, fees as well as potential product revenues.”

Financial Highlights:

•	Coronado reported a net loss of $9.8 million, or $0.27 per share, for the fourth quarter of 2013 compared to a net loss of $8.7 million, or $0.36 per share, for the fourth quarter of 2012. For the year ended December 31, 2013, Coronado reported a net loss of $ 37.2 million, or $1.22 per share, compared to a net loss of $27.6 million, or $1.27 per share for 2012.

•	Research and development expenses were $25.7 million for the year ended December 31, 2013, compared to $17.5 million for 2012. General and administrative expenses totaled $10.1 million for the year ended December 31, 2013, compared to $8.7 million for 2012. In 2013, the increase in research and development expenses was due to expenses related to the TSO clinical program and the increase in general and administrative expenses related to incremental personnel-related costs from the elimination of certain executive positions and the departure of Coronado’s previous CEO.

•	At December 31, 2013, Coronado’s cash and cash equivalents totaled $99.5 million.

Recent Corporate events:

•	During the fourth quarter of 2013, Coronado announced that the Phase 2 TRUST-I study of TSO in Crohn’s disease failed to meet its primary endpoint of improving response. Coronado also reported that an Independent Data Monitoring Committee conducted a second interim analysis of clinical data from its partner Falk’s Phase 2 TRUST-II study and recommended that the trial be stopped due to lack of efficacy.

•	Appointed Dr. Lindsay A. Rosenwald Chairman, President and CEO of Coronado in December 2013. Dr. Rosenwald is also a member of Coronado’s board.

•	Appointed Mr. Michael S. Weiss Executive Vice Chairman, Strategic Development in February 2014. Mr. Weiss is also a member of Coronado’s board and previously served as Co-Vice Chairman of Coronado’s board.

•	Appointed Mr. Malcolm Hoenlein a member of Coronado’s board in February 2014.

About Coronado Biosciences

Since inception, Coronado Biosciences has been a biopharmaceutical company involved in the development of novel immunotherapy agents for the treatment of autoimmune diseases and cancer, namely CNDO-201 or Trichuris suis ova (“TSO”) and CNDO-109. As part of our growth strategy, the Company plans to identify, evaluate and potentially in-license, acquire or invest in pharmaceutical and biotechnology products, technologies and/or companies. Coronado may also from time to time consider financing existing or later-acquired products, technologies or companies through partnerships, joint ventures, direct financings and/or public or private spin-outs.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our growth strategy and product development programs and any other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated are: risks related to our growth strategy; risks relating to the results of research and development activities; uncertainties relating to preclinical and clinical testing; our dependence on third party suppliers; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; our ability to attract, integrate, and retain key personnel; the early stage of products under development; our need for substantial additional funds; government regulation; patent and intellectual property matters; competition; as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Contact:

Lucy Lu, MD, Executive Vice President & Chief Financial Officer

Coronado Biosciences, Inc.

781-652-4525; ir@coronadobio.com

CORONADO BIOSCIENCES, INC. AND SUBSIDIARIES

(A development stage enterprise)

Consolidated Balance Sheets

($ in thousands)

	December 31,	December 31,
	2013	2012
ASSETS

Cash and cash equivalents	$99,521	$40,199
Prepaid and other current assets	510	393
Total current assets	100,031	40,592
Property & equipment net	447	51
Other	104	349
Total Assets	$100,582	$40,992

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities	$11,210	$5,132
Note payable, non-current	7,017	12,386
Other long-term liabilities	1,077	1,441
Total Liabilities	19,304	18,959
Stockholders’ Equity	81,278	22,033
Total Liabilities and Stockholders’ Equity	$100,582	$40,992

CORONADO BIOSCIENCES, INC. AND SUBSIDIARIES

(A development stage enterprise)

Consolidated Statements of Operations

($ in thousands except for share amounts)

	For the three months ended		For the twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012
Operating expenses:
Research and development	$6,552	$4,585	$25,682	$17,468
General and administrative	2,972	2,671	10,098	8,665
In-process research and development	—	1,043	—	1,043
Loss from operations	(9,524)	(8,299)	(35,780)	(27,176)
Interest income	195	84	545	236
Interest expense	(469)	(449)	(1,923)	(670)
Net loss attributed to Common Stockholders	$(9,798)	$(8,664)	$(37,158)	$(27,610)
Basic and diluted net loss per common share	$(0.27)	$(0.36)	$(1.22)	$(1.27)
Weighted average common shares outstanding—basic and diluted	35,666,955	24,385,981	30,429,743	21,654,984